UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. _)
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PENN VIRGINIA CORPORATION
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PENN VIRGINIA CORPORATION
16285 Park Ten Place
Suite 500
Houston, Texas 77084

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:
Notice is hereby given that, due to the public health impact of the novel coronavirus (COVID-19) and to support the health and well-being of our shareholders and company personnel, the 2020 Annual Meeting of Shareholders of Penn Virginia Corporation (the “Company”) will be held virtually, conducted via live audio webcast on Monday, May 4, 2020, at 11:00 a.m., Central time (the “Annual Meeting”). You will be able to attend the Annual Meeting online and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/PVAC2020. You will also be able to vote your shares electronically at the Annual Meeting. We believe that, given COVID-19, a virtual shareholder meeting provides greater access to those who may want to attend the Annual Meeting. Our decision to hold the Annual Meeting in a virtual meeting format relates only to the 2020 Annual Meeting, and we intend to return to an in-person annual meeting next year.
The Annual Meeting is being held to consider and act on the following matters:
1.	The election of five directors named in this Proxy Statement, each to serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified;
2.	An advisory vote to approve the compensation of our named executive officers;
3.	The ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2020; and
4.	The transaction of such other business as may properly come before the meeting or any adjournment thereof.
Only shareholders of record at the close of business on March 17, 2020 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment, postponement or continuation thereof.
A majority in voting power of the outstanding shares of common stock of the Company (“Common Stock”) must be present in person or represented by proxy at the Annual Meeting to constitute a quorum. Therefore, all shareholders are urged to attend the Annual Meeting or to be represented by proxy.
A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, is being mailed to shareholders together with this Notice.
Whether or not you plan to virtually attend the Annual Meeting, please vote your shares as soon as possible in one of three ways: by Internet, telephone or by mail. If you later find that you will be virtually present at the meeting and wish to vote electronically or for any other reason desire to revoke your proxy, you may revoke your proxy at any time before the voting at the Annual Meeting.
By Order of the Board of Directors

/s/ Katherine Ryan
Katherine Ryan
Corporate Secretary
Houston, Texas
April 7, 2020

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PENN VIRGINIA CORPORATION
PROXY STATEMENT
Annual Meeting of Shareholders
To Be Held on May 4, 2020
GENERAL INFORMATION
This Proxy Statement and the accompanying proxy card are being furnished to shareholders of Penn Virginia Corporation, which is referred to in this Proxy Statement as the “Company,” “we,” “us” or “our,” in connection with the solicitation by or on behalf of the Board of Directors of the Company, or the “Board,” of proxies to be voted at the 2020 Annual Meeting of Shareholders, or the “Annual Meeting,” to be held at 11:00 a.m., Central time, on Monday, May 4, 2020 and at any adjournment, postponement or continuation thereof. This year’s Annual Meeting will be a virtual meeting of shareholders, conducted via live audio webcast. You will be able to attend the Annual Meeting online and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/PVAC2020. You will also be able to vote your shares electronically at the Annual Meeting. This Proxy Statement and the accompanying proxy card are first being mailed on or about April 7, 2020. Our principal executive offices are located at 16285 Park Ten Place, Suite 500, Houston, Texas 77084.
Attending the Annual Meeting
To attend, participate in, and vote at the Annual Meeting, you will need the control number included on your proxy card, or voting instruction card (if your shares are held through a stockbroker or another nominee). Online access to the audio webcast will open 15 minutes prior to the start of the Annual Meeting to allow time for you to log-in and test your device’s audio system. We encourage you to access the Annual Meeting prior to the start time and allow ample time to log in to the meeting webcast and test your computer audio system.
Shareholders who wish to submit a question in advance may do so at www.virtualshareholdermeeting.com/PVAC2020. Shareholders also may submit questions live during the Annual Meeting. The Company is committed to transparency. All questions received before or during the Annual Meeting, and the Company’s responses, will be posted to our Investor Relations website at https://ir.pennvirginia.com/annual-meeting-qa promptly after the Annual Meeting. Personal details may be omitted for data protection purposes. If we receive substantially similar questions, we may group these questions together and provide a single response to avoid repetition.
In addition, if you experience any technical difficulties during the check-in time or during the Annual Meeting or trouble accessing the Annual Meeting’s website, please call (US) 800-586-1548 or (international) 303-562-9288.
Record Date and Voting Rights
Only holders of record of shares of our common stock, par value $0.01 per share (“Common Stock”) at the close of business on March 17, 2020 will be entitled to vote at the Annual Meeting. On that date, there were outstanding 15,157,919 shares of our Common Stock.
Holders of our Common Stock will vote as a single class at the Annual Meeting. Each outstanding share will entitle the holder to one vote. All shares represented by properly executed and delivered proxies will be voted at the Annual Meeting.
Quorum and Adjournments
The presence, in person or by proxy, of shareholders holding a majority in voting power of the outstanding shares of Common Stock entitled to vote at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes for all matters considered at the Annual Meeting. If a quorum is not present at the Annual Meeting, the holders of a majority of the shares of our Common Stock entitled to vote who are present or represented by proxy have the power to adjourn the Annual Meeting from time to time without notice, other than an announcement at the Annual Meeting of the time and place of the adjourned meeting, until a quorum is present. In addition, under our Bylaws, our Chairman has the power to adjourn the Annual Meeting for any reason from time to time without notice, other than an announcement of the time and place of the adjourned meeting, provided that a new record date is not set. At any such adjourned meeting at which a quorum is present, any business may be transacted that may have been transacted at the Annual Meeting.
Votes Required
Directors will be elected (Proposal No. 1) by the affirmative vote of the majority of the votes cast at the Annual Meeting, which means the number of votes cast “for” such nominee exceeds the number of votes cast “against” such nominee. With respect to the election of directors, you may vote “for,” “against” or “abstain” with respect to any nominee for the Board. An abstention will count for purposes of determining if a quorum is present at the Annual Meeting; however, because an abstention is not counted as a vote cast, it will not affect the outcome of the vote on this proposal.
The advisory vote to approve the compensation of our named executive officers (Proposal No. 2) is only advisory in nature and has no binding effect on us or our Board. The say-on-pay vote will be approved if the votes cast “for” the proposal exceed the votes cast “against” the proposal. On this proposal, you may vote “for,” “against” or “abstain.” An abstention will count for purposes of determining if a quorum is present at the Annual Meeting; however, because an abstention is not counted as a vote cast, it will not affect the outcome of the vote on this proposal.
Ratification of Grant Thornton LLP, or “Grant Thornton” as our independent registered public accounting firm for the fiscal year ended December 31, 2020 (Proposal No. 3) requires that the votes cast “for” the proposal exceed the votes cast “against” the proposal. On this proposal, you may vote “for,” “against” or “abstain.” An abstention will count for purposes of determining if a quorum is present at the Annual Meeting; however, because an abstention is not counted as a vote cast, it will not affect the outcome of the vote on this proposal.
Broker Non-Votes
Brokers who hold shares in street name for customers are required to vote those shares as the customers instruct. Under applicable rules, brokers are permitted to vote on “routine” matters even if they have not received voting instructions from their customers, but they are not permitted to vote on “non-routine” matters absent specific voting instructions from their customers. A “broker non-vote” occurs when a broker holds shares for a customer, which are present at the meeting, but lacks discretionary voting power with respect to a particular proposal because the customer has not given the broker instructions regarding how to vote those shares.
The election of directors (Proposal No. 1) and the advisory vote to approve the compensation of our named executive officers (Proposal No. 2) are considered non-routine matters under applicable rules. Consequently, brokers may not vote uninstructed shares on any of these proposals, and there may be broker non-votes on these proposals. Broker non-votes will have no effect on the outcome of Proposal No. 1 and Proposal No. 2. The ratification of Grant Thornton as our independent registered public accounting firm for the fiscal year ended December 31, 2020 (Proposal No. 3) is considered a routine matter under applicable rules. Consequently, brokers may vote uninstructed shares on this proposal, and we do not expect any broker non-votes on this proposal. Broker shares that are voted on any matter at the Annual Meeting will be included in determining the number of shares present for purposes of determining whether a quorum is present at the Annual Meeting. Broker shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present at the Annual Meeting.
Shareholders of Record
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use. You can also vote via the Internet. If you desire to vote via the Internet, instructions for using this service are provided on the proxy card. If you desire to vote by mail, you should mark your votes on the proxy card and date, sign and promptly return the proxy card in the accompanying envelope.
Beneficial Owners
If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee, together with a voting instruction card. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the Annual Meeting. See “Broker Non-Votes” above.
Voting at the Annual Meeting
You may vote your shares without participating in the Annual Meeting, or online during the meeting if you choose to attend. If you are a shareholder of record (that is, you hold your shares in your own name), you may vote by Internet, by telephone, by mail, or online during the Annual Meeting at www.virtualshareholdermeeting.com/PVAC2020. To vote online during the Annual Meeting, you will need the control number included on your proxy card.
If your shares are held beneficially in a brokerage account or by another nominee, you may vote your shares without participating in the Annual Meeting, or online during the Annual Meeting if you choose to attend. You will receive a voting instruction card with information about how to instruct your stockbroker on how to vote your shares.
Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions so that your vote will be counted if you later decide not to attend the Annual Meeting.
Default Voting
A proxy that is properly completed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you are a registered holder and properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted “FOR” the election of each of the five nominees for the Board (Proposal No. 1), “FOR” the resolution to approve the compensation of our named executive officers (Proposal No. 2), “FOR” the ratification of Grant Thornton as our independent registered public accounting firm for the fiscal year ended December 31, 2020 (Proposal No. 3) and in accordance with the discretion of the proxy holders with respect to any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof. If we propose to adjourn the Annual Meeting, proxy holders will vote all shares for which they have voting authority in favor of adjournment. The Board knows of no matters other than those stated in the Notice of Annual Meeting of Shareholders and described in this Proxy Statement to be presented for consideration at the Annual Meeting.
Revocation of Proxy
A shareholder executing and returning a proxy may revoke it at any time before it is exercised at the Annual Meeting by giving written notice of the revocation to our Corporate Secretary or by executing and delivering to our Corporate Secretary a later dated proxy. Attendance at the Annual Meeting will not be effective to revoke the proxy unless written notice of revocation has also been delivered to our Corporate Secretary before the proxy is exercised. If you hold your shares in a brokerage account or by other nominee and deliver voting instructions to the record holder of those shares, you may only revoke the voting of those shares in accordance with your instructions if such record holder revokes the original proxy as directed above and either resubmits a proxy reflecting your voting instructions or delivers to you a legal proxy giving you the right to vote the shares.
Written notices to us must be addressed to Penn Virginia Corporation, Attention: Corporate Secretary, 16285 Park Ten Place, Suite 500, Houston, Texas 77084. No revocation by written notice will be effective unless such notice has been received by our Corporate Secretary prior to the day of the Annual Meeting or by the inspector of election at the Annual Meeting.
Proxy Solicitation
The expenses of solicitation of proxies, including the cost of preparing and mailing this Proxy Statement and the accompanying materials, will be paid by us. Such expenses may also include the charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy material to beneficial owners of shares. Some of our officers and employees may solicit proxies personally or by telephone, mail or other methods of communication and will not be compensated additionally therefor.
Shareholder List
The Company’s list of shareholders as of March 17, 2020, the record date, will be available for inspection for ten days prior to the Annual Meeting, in accordance with applicable law at the Company’s corporate office at 16285 Park Ten Place, Suite 500, Houston, Texas 77084 The list of shareholders will also be available during the Annual Meeting at www.virtualshareholdermeeting.com/PVAC2020 for those shareholders who choose to attend the Annual Meeting online.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
General
Five directors have been nominated by the Board for election at the Annual Meeting, all of whom are current directors of the Company. Messrs. Jerry Schuyler and V. Frank Pottow have not been nominated for re-election to the Board and are not standing for-election at this annual meeting. Effective as of the annual meeting, the size of the Board will be reduced to five members. Detailed information on each nominee is provided below. The nominees, if elected, will serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified or until his or her earlier resignation, removal from office, death or incapacity. Although all nominees have consented to serve if elected, if any nominee should ultimately decline or be unable to serve, the Board will, if practicable, designate a substitute nominee, and the persons named in the accompanying proxy card will vote for each such substitute nominee. Alternatively, the Board may decrease the size of the Board or leave a vacancy on the Board. Mr. Jeffrey Wojahn and Ms. Tiffany Thom Cepak, who joined the Board in September 2019, were identified to us by current directors serving on our Board.
Information Regarding Nominees for Election as Directors
The following table sets forth certain information regarding the nominees for election as directors:
Age, Business Experience, Other Directorships and Qualifications	Director of the Company Since

John A. Brooks, age 58
Mr. John A. Brooks has served on the Board and as President and Chief Executive Officer (“CEO”) of the Company since August 2017. Mr. Brooks had previously served in several management roles for Penn Virginia, including as Interim Principal Executive Officer of Penn Virginia Corporation from September 2016 to August 2017, as Executive Vice President and Chief Operating Officer from January 2014 to August 2017, as Executive Vice President, Operations from February 2013 to January 2014, Senior Vice President from February 2012 to February 2013 and Vice President from May 2008 to February 2012 and as Penn Virginia Oil & Gas Corporation’s Vice President and Regional Manager from October 2007 to February 2012, Operations Manager from January 2005 to October 2007 and Drilling Manager from February 2002 to January 2005. Mr. Brooks received his B.S. in Petroleum Engineering from the University of Texas at Austin in 1984. The Board believes that Mr. Brooks’ experience in the exploration and production industry and detailed knowledge of our operations lends critical support to the Board’s decision-making process.
2017

Tiffany Thom Cepak, age 47
Ms. Tiffany Thom Cepak has served on our Board Since September 2019. Ms. Cepak has more than 20 years of operational and financial experience within the energy industry and was the Chief Financial Officer (“CFO”) of Energy XXI Gulf Coast Inc., an oil and natural gas development and production company, from August 2017 until October 2018. She was also CFO of KLR Energy Acquisition Corp., a special purpose acquisition company (and subsequent to its business combination, Rosehill Resources Inc.) from January 2015 to June 2017 and CFO of EPL Oil & Gas, Inc. for four years until it was sold in 2014. Ms. Cepak has been a director of Patterson-UTI Energy, Inc. since August 2014. She served as a director of Yates Petroleum Corporation, a privately owned onshore exploration and production company, from October 2015 to October 2016. Ms. Cepak holds a B.S. in Engineering from the University of Illinois and a Masters of Business Administration in Management with a concentration in Finance from Tulane University. The Board believes that Ms. Cepak’s financial and operational experience in the energy industry provides significant contributions to our Board.
2019(3)(4)

Age, Business Experience, Other Directorships and Qualifications	Director of the Company Since

Darin G. Holderness, age 56
Mr. Darin G. Holderness, has served on the Board since September 2016 and as Chairman of the Board since February 2018. Mr. Holderness has served as the Interim Chief Financial Officer of ProPetro Holding Corp., an oilfield services company, since October 2019. Mr. Holderness served as the Senior Vice President, Chief Financial Officer and Treasurer of Concho Resources Inc. (“Concho”), an oil and gas exploration company, from May 2015 to May 2016 and served as an adviser to Concho from May 2016 to January 2017. Mr. Holderness previously served as the Senior Vice President and Chief Financial Officer of Concho from October 2012 to May 2015, the Senior Vice President, Chief Financial Officer and Treasurer from October 2010 to October 2012 and was the Vice President, Chief Financial Officer and Treasurer from August 2008 to October 2010. Mr. Holderness has over 30 years of experience in the energy sector, including nine years with KPMG LLP where his practice was focused in the energy industry, and over 20 years in the industry in increasing roles of responsibility, including serving as Vice President and Controller of Pure Resources, Inc., Vice President and Chief Financial Officer of Basic Energy Services, Inc., Vice President and Chief Accounting Officer of Pioneer Natural Resources Company, and Senior Vice President and Chief Financial Officer of Eagle Rock Energy Partners, L.P. Mr. Holderness is a 1986 graduate of Boise State University with a Bachelor of Business Administration in Accounting and is a Certified Public Accountant. The Board believes that Mr. Holderness’ prior experience as an executive and his past audit, accounting and financial reporting experience provide significant contributions to our Board.
2016 (1)(2)(3)

Brian Steck, age 53
Mr. Brian Steck has served on our Board since April 2019. Mr. Steck is a Partner and Senior Analyst at Mangrove Partners, one of our shareholders, where he has worked since 2011. Mr. Steck currently serves as Chairman of the Board and previously served as Chairman of the Nominating & Corporate Governance Committee of Bonanza Creek Energy, Inc., where he has been a director since 2017. Through early 2011, Mr. Steck managed The Laurel Capital Group, LLC, the general partner of a hedge fund he founded in 2009. From 2006 until 2008, Mr. Steck was Head of US Equities at Tisbury Capital and from 2000 until 2005, Mr. Steck was a partner at K Capital. Prior to K Capital, Mr. Steck spent 10 years at UBS and its predecessors Swiss Bank Corporation and O’Connor & Associates. Mr. Steck received a B.S., with highest honors, from the University of Illinois at Urbana Champaign. The Board believes that Mr. Steck’s financial experience, experience as a director and experience as an investor in the energy sector provides significant contributions to our Board.
2019 (1)(4)

Jeffrey E. Wojahn, age 57
Mr. Jeffrey E. Wojahn has served on our Board since September 2019. Mr. Wojahn served as Executive Vice President of EnCana Corporation from 2003 to 2013 and was President of Encana Oil & Gas (USA) Inc. from 2006 to 2013. Mr. Wojahn held senior management and operational positions in Canada and the United States and has extensive experience in unconventional resource play development. He served as Advisory Board member for Morgan Stanley Energy Partners from October 2014 until 2017. Currently, Mr. Wojahn is Executive Chairman of MiddleFork Energy Partners, a privately held exploration and production company, and also serves as a director of Bonanza Creek Energy, Inc. Mr. Wojahn received his B.S. in Geophysics from the University of Calgary in 1985. The Board believes that Mr. Wojahn’s prior extensive operational experience as an executive of several energy companies provides significant contributions to our Board.
2019(2)(4)
(1)	Member of the Nominating & Governance Committee
(2)	Member of the Compensation & Benefits Committee
(3)	Member of the Audit Committee
(4)	Member of the Reserves Committee
Board Recommendation
The Board recommends that our shareholders vote FOR the election of each of the five Board nominees.

PROPOSAL NO. 2
ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Background
In accordance with the requirements of Section 14A of the Exchange Act, and the related rules of the SEC, we are providing our shareholders with the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers, or our “NEOs,” as disclosed in this Proxy Statement. This advisory vote, commonly known as a “say-on-pay” vote, gives our shareholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement.
We invite you to review carefully the “Executive Compensation” section of this Proxy Statement beginning on page 15, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion. As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation program is designed to attract, retain and develop employees with the appropriate experience, motivation and skills to grow an oil and natural gas exploration and production company that operates safely in an environmentally conscious, cost-efficient, and time-efficient manner and that has the ability to react to economic and other developments in a cyclical and volatile industry. We believe that our executive compensation program fulfills these objectives.
We are asking our shareholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”
At our 2017 Annual Meeting of Shareholders, our shareholders approved a non-binding, advisory proposal to hold annual advisory votes to approve our executive compensation. In consideration of the results of this advisory vote, the Board has adopted a policy providing for annual say-on-pay votes. Unless the Board modifies this policy, our next advisory vote on compensation following this vote will be held at our 2021 Annual Meeting of Shareholders.
The vote on this proposal is advisory, and it will not be binding on the Board or the Compensation & Benefits, or the “C&B” Committee. Accordingly, neither the Board nor the C&B Committee will be required to take any action as a result of the outcome of the vote on this proposal. However, the Board and the C&B Committee value the opinions of our shareholders, and the C&B Committee will carefully consider the outcome of the vote when making future executive compensation decisions for our NEOs.
Board Recommendation
The Board recommends that our shareholders vote FOR the approval of the resolution set forth in this proposal approving the compensation paid to our NEOs as disclosed in this Proxy Statement.

PROPOSAL NO. 3
RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General
The Audit Committee of the Board has appointed Grant Thornton LLP, or “Grant Thornton,” as the independent registered public accounting firm to audit our consolidated financial statements as of and for the fiscal year ending December 31, 2020 and our internal controls over financial reporting as of December 31, 2020.
The submission of this matter for approval by shareholders is not legally required; however, the Board and Audit Committee believe that such submission is consistent with best practices in corporate governance and is an opportunity for shareholders to provide direct feedback to the Board and Audit Committee on an important issue of corporate governance. If the appointment is not ratified, the Audit Committee will consider whether it should select another independent registered public accounting firm, although the results of the vote are not binding on the Audit Committee.
Board Recommendation
The Board recommends that our shareholders vote FOR the ratification of Grant Thornton as our independent registered public accounting firm for the fiscal year ended December 31, 2020.

CORPORATE GOVERNANCE
Role of the Board
Our business is managed under the direction of the Board. The Board has adopted Corporate Governance Principles describing its duties. A copy of our Corporate Governance Principles is available at the “Corporate Governance” section of our website, http://www.pennvirginia.com. The Board meets regularly to review significant developments affecting the Company and to act on matters requiring Board approval. The Board held 15 meetings in 2019. During 2019, each of our incumbent directors attended at least 75% of the aggregate of all meetings of the Board and committees of the Board on which he or she served during such director’s service. As set forth in our Corporate Governance Principals, directors are expected to attend our annual shareholder meetings. All five of the directors serving on the Board at the time attended our 2019 Annual Meeting of Shareholders.
Director Independence
The Nominating and Governance Committee of the Board has determined that each of Messrs. Holderness, Schuyler, Pottow, Steck and Wojahn and Ms. Cepak is an “independent director” (and for the respective times of Board service during 2019, Messrs. Geenberg and Hanna were “independent directors”) as defined by the Nasdaq listing standards and applicable SEC rules and regulations. We refer to those current directors as “Independent Directors.” The Board has determined that none of the Independent Directors has any direct or indirect material relationship with the Company other than as a director of the Company. In making this determination, the Board took into account the affiliation of Mr. Steck with a shareholder of the Company and determined that this affiliation did not result in any relationship that interferes with the exercise of his independent judgment in carrying out the responsibilities of a director of the Company and therefore did not preclude a finding of independence.
Executive Sessions and Meetings of Independent Directors; Communications with the Board
Our Independent Directors meet in executive sessions without management during regularly scheduled Board meetings and may do so, if appropriate, during Board meetings which are scheduled on an as needed basis. Our Chairman of the Board presides over executive sessions. Shareholders and other interested parties may communicate with us, including the full Board and the Chairman of the Board or any other individual director, by contacting the Board, the Chairman or any other individual director in writing at c/o Corporate Secretary, Penn Virginia Corporation, 16285 Park Ten Place, Suite 500, Houston, Texas 77084. The Corporate Secretary of the Company reviews all such communications and forwards the communications to the Board, Chairman of the Board or any other individual director, as appropriate. All such communications should identify whether the author is a shareholder and clearly state whether the intended recipients are all members of the Board, the Chairman of the Board or just certain specified individual directors. Our Corporate Secretary will make copies of all such communications and circulate them to the appropriate director or directors. Communications involving substantive accounting or auditing matters will be immediately forwarded to the Chairperson of the Audit Committee. Communications that pertain to non-financial matters will be forwarded promptly to the appropriate committee. Certain items that are unrelated to the duties and responsibilities of the Board will not be forwarded such as: business solicitation or advertisements; product related inquiries; junk mail or mass mailings; resumes or other job related inquiries; spam and overly hostile, threatening, potentially illegal or similarly unsuitable communications.
Code of Business Conduct and Ethics
The Board has adopted a Code of Business Conduct and Ethics as its “code of ethics” as defined in Item 406 of Regulation S-K, which applies to all of our directors, officers, employees and consultants, including our Chief Executive Officer, or our “CEO,” Chief Financial Officer, or our “CFO,” principal accounting officer or controller or persons performing similar functions. A copy of our Code of Business Conduct and Ethics is available at the “Corporate Governance” section of our website, http://www.pennvirginia.com. We intend to disclose future amendments to the Code of Business Conduct and Ethics or waivers of its provisions granted to executive officers and directors on our website within four business days following the date of such amendment or waiver in accordance with applicable rules.
Policies and Procedures Regarding Transactions with Related Persons
Under our Corporate Governance Principles, all directors must recuse themselves from any decision affecting their personal, business or professional interests. In addition as a general matter, our practice is that any transaction with a related person is approved by disinterested directors. Our Chief Legal Counsel advises the Board as to which transactions, if any, involve related persons and which directors are prohibited from voting on a particular transaction. There have not been any transaction with a related person within the scope of Item 404(a) of Regulation S-K since January 1, 2019.

Majority Voting in Uncontested Director Elections
Effective December 20, 2019, the Board approved and adopted amendments to the Company’s Third Amended and Restated Bylaws (the “Bylaws”) to implement majority voting in uncontested director elections. Pursuant to the Bylaws, in a contested election, nominees for election as a director are elected by a plurality of the votes cast. In an uncontested election of directors, such as that being held at the Annual Meeting, directors are elected by a majority of the votes cast by the holders of shares present in person or represented by proxy and entitled to vote on the election of directors at such meeting. For purposes of the Bylaws, in an uncontested election, a “majority of the votes cast” means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Prior to the amendment of the Bylaws, directors were elected by a plurality of the votes cast, whether or not the election was a contested election.
In connection with the amendment to the Bylaws, the Board also approved and adopted amendments to the Company’s Corporate Governance Principles to implement a director resignation policy. The director resignation policy provides that any director who is not elected by a majority of the votes cast in an uncontested election is expected to tender his or her offer of resignation to the Nominating and Governance Committee. The Nominating and Governance Committee will consider the resignation offer and a range of possible responses based on the circumstances that led to the majority against vote, if known, and recommend to the Board whether to accept or reject the resignation offer, or whether other actions should be taken. The Board will act on the Nominating and Governance Committee’s recommendation within 90 days following certification of the election results. If the Board accepts a director’s resignation offer pursuant to this process, the Board, with the assistance of the Nominating and Governance Committee, will thereafter determine whether to fill the vacancy or reduce the size of the Board.
Board Leadership Structure and Risk Oversight
We currently have separate Chairman of the Board and CEO positions. We believe that this Board leadership structure has been and continues to be the best for us and our shareholders. As the oversight responsibility of directors continues to grow, we believe that it is most prudent to have an independent chairman whose primary service to us is Board leadership and a CEO who can focus all of his time on overseeing our management and day-to-day business.
The Board has six Independent Directors. A number of our Independent Directors are currently serving or have served as directors or members of senior management of other public companies. We also have four board committees comprising solely of Independent Directors, each with a different Independent Director serving as chairman of the committee. See “—Committees of the Board.” We believe that having four experienced Independent Directors and strong committees contributes to the leadership of the Board.
The Audit Committee is primarily responsible for overseeing our risk management processes on behalf of the full Board. The Audit Committee and the full Board focus on and discuss with management the most significant risks facing us and our general risk management strategy, and also seek to ensure that risks undertaken by us are consistent with the Board’s view of risk. In addition to the formal processes, the Board and the Audit Committee encourage management to promote a corporate culture that understands risk management and incorporates it into overall corporate strategy and day-to-day business operations.
Committees of the Board
The Board has a Nominating and Governance Committee, a Compensation and Benefits Committee, an Audit Committee and a Reserves Committee. Each of the Board’s committees acts under a written charter, which was adopted and approved by the Board. Copies of the committees’ charters are available at the “Corporate Governance” section of our website, http://www.pennvirginia.com.
Nominating and Governance Committee. Messrs. Pottow, Holderness, Schuyler and Steck are the members of the Nominating and Governance Committee, or the “N&G Committee,” and each is an Independent Director as defined by Nasdaq listing standards. Mr. Pottow is the chairman of the N&G Committee. Since Messrs. Pottow and Schuyler are not standing for re-election at this annual meeting, the Board will appoint a new independent member of the Board to the N&G Committee and a new chairman of the N&G Committee, effective as of the conclusion of the Annual Meeting. The N&G Committee (i) seeks, identifies and evaluates individuals who are qualified to become members of the Board, (ii) recommends to the Board candidates to fill vacancies on the Board, as such vacancies occur and (iii) recommends to the Board the slate of nominees for election as directors by our shareholders at each Annual Meeting of Shareholders. The N&G Committee will consider nominees recommended by shareholders.

Shareholder recommendations for director nominees will receive the same consideration by the N&G Committee that other nominations receive. The N&G Committee recommends individuals as director nominees based on professional, business and industry experience, ability to contribute to some aspect of our business and willingness to commit the time and effort required of a director. The N&G Committee may also consider whether and how a director candidate’s views, experience, skill, education or other attributes may contribute to the Board’s diversity. While the N&G Committee does not require that each individual director candidate contribute to the Board’s diversity, the N&G Committee in general strives to ensure that the Board, as a group, is comprised of individuals with diverse backgrounds and experience conducive to understanding and being able to contribute to all financial, operational, strategic and other aspects of our business. Furthermore, the N&G Committee seeks to include highly qualified women and individuals from minority groups in the pool from which Board nominees are selected. Director nominees must possess good judgment, strength of character, a reputation for integrity and personal and professional ethics and an ability to think independently while contributing to a group process. The N&G Committee also recommends to the Board the individual(s) to serve as Chairman of the Board. Additionally, the N&G Committee assists the Board in implementing our Corporate Governance Principles, confirms that the Compensation and Benefits Committee evaluates senior management, oversees Board self-evaluation through an annual review of Board and committee performance and assists the Independent Directors in establishing succession policies in the event of an emergency or retirement of our CEO. The N&G Committee may obtain advice and assistance from outside director search firms as it deems necessary to carry out its duties. In 2019, the Committee engaged a third-party search firm to assist the Committee in identifying and evaluating potential director candidates. The N&G Committee met 11 times in 2019.
Compensation and Benefits Committee. Messrs. Schuyler, Holderness, Pottow and Wojahn are the members of the C&B Committee, and each is an Independent Director under applicable Nasdaq listing standards and SEC rules and regulations for compensation committee independence. Mr. Schuyler is the chairman of the C&B Committee. Since Messrs. Pottow and Schuyler are not standing for re-election at this annual meeting, the Board will appoint a new independent member of the Board to the C&B Committee and a new C&B Committee chairman, effective as of the conclusion of the Annual Meeting. The C&B Committee is responsible for determining the compensation of our executive officers. The C&B Committee also periodically reviews and makes recommendations or decisions regarding our incentive compensation and equity-based plans, provides oversight with respect to our other employee benefit plans and reports its decisions and recommendations with respect to such plans to the Board. The C&B Committee also reviews and makes recommendations to the Board regarding our director compensation policy. The C&B Committee may obtain advice and assistance from outside compensation consultants and other advisors as it deems necessary to carry out its duties. The C&B Committee met 11 times in 2019.
Audit Committee. Messrs. Holderness, Schuyler and Pottow and Ms. Cepak are the members of the Audit Committee, and each is an Independent Director under applicable Nasdaq listing standards and SEC rules and regulations for audit committee independence. Since Messrs. Pottow and Schuyler are not standing for re-election at this annual meeting, the Board will appoint a new independent member of the Board to the Audit Committee, effective as of the conclusion of the Annual Meeting. Mr. Holderness is the chairman of the Audit Committee. Mr. Holderness and Ms. Cepak are each “audit committee financial experts” as defined in Item 407(d)(5) of Regulation S-K. The Audit Committee is responsible for the appointment, compensation, evaluation and termination of our independent registered public accounting firm, and oversees the work, internal quality-control procedures and independence of our independent registered public accounting firm. The Audit Committee discusses with management and our independent registered public accounting firm our annual audited and quarterly unaudited financial statements and recommends to the Board that our annual audited financial statements be included in our Annual Report on Form 10-K. The Audit Committee also discusses with management earnings press releases, earnings presentations and any financial guidance provided to analysts. The Audit Committee appoints, replaces, dismisses and, after consulting with management, approves the compensation of our outside internal audit firm. The Audit Committee also provides oversight with respect to business risk matters, compliance with ethics policies and compliance with legal and regulatory requirements. The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, auditing and other matters and the confidential anonymous submission by employees of concerns regarding questionable accounting, auditing and other matters. The Audit Committee may obtain advice and assistance from outside legal, accounting or other advisors as it deems necessary to carry out its duties. The Audit Committee met 10 times in 2019.
Reserves Committee. Ms. Cepak and Messrs. Wojahn, Schuyler and Steck are the members of the Reserves Committee, and each is an Independent Director under applicable Nasdaq listing standards. Ms. Cepak is the chairman of the Reserves Committee. Ms. Cepak has previous experience in oil and natural gas engineering and estimation of reserves pursuant to the Reserves Committee Charter. The Reserves Committee is responsible for the appointment, compensation, evaluation and termination of our independent engineering consultants, and oversees the review and evaluation of our reserves by the independent engineering consultants. The Reserves Committee advises the Board as to whether our public reserves disclosure is consistent with all applicable laws and regulations and periodically reviews our procedures for providing information to the independent qualified reserves consultant. The Reserves Committee, at least annually, meets with the independent engineering consultants to (a) review and consider their assessments of the Company’s oil and natural gas reserves; (b) determine whether any restrictions placed on their scope of activities or access to requested information affected their ability to report on reserves data without reservation; (c) review the reserve report and/or audit of the estimated amounts of the Company’s hydrocarbon reserves; and (d) review their work, findings and any significant disagreements with the Company’s management. The Reserves Committee was established in November 2019 and met one time in 2019.
Compensation of Directors
The following table sets forth the aggregate compensation paid to our non-employee directors during 2019:
2019 Director Compensation
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
David Geenberg(2)	—	—	—
Michael Hanna(2)	—	—	—
Darin G. Holderness	188,500	—	188,500
V. Frank Pottow	78,859	—	78,859
Jerry Schuyler	85,000	—	85,000
Brian Steck(2)	—	—	—
Tiffany Thom Cepak	24,796	33,325	58,121
Jeffrey E. Wojahn	22,826	33,325	56,151
(1)
Value reflects the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718 based on the closing price of our Common Stock on the date of grant. No equity awards were granted to our non-employee directors during 2019 except for 1,194 restricted stock units granted to each of Ms. Cepak and Mr. Wojahn with their appointments to the Board in September 2019. As of December 31, 2019, no stock or option awards were outstanding for any of our non-employee directors.

(2)
Messrs. Geenberg and Hanna, who were appointed to our Board in January 2018, and Mr. Steck, who was appointed to our Board in April 2019, agreed to waive all compensation, including equity compensation, in exchange for their service on the Board and committees of the Board. Accordingly, they received no compensation for their services during 2019. Mr. Geenberg resigned from the Board in April 2019 and Mr. Hanna resigned from the Board in May 2019.

In 2019, after considering director compensation paid by companies included in our Peer Group, as described under “Executive Compensation-Compensation Discussion and Analysis—How Compensation Is Determined—Peer Group” below, our C&B Committee recommended and our Board approved a $2,500 increase in the annual retainer for the Chairman of the N&G Committee and an annual cash retainer of $12,500 for the Chairman of the Reserves Committee.
Accordingly, our director compensation package provided for the following for 2019:
•	an annual cash retainer of $70,000 to each non-employee director, payable quarterly in arrears and pro-rated for any periods of partial service;
•
annual cash retainers of $18,500, $15,000, $12,500 and $12,500 for the Chairman of the Audit, C&B, N&G and Reserves Committees, respectively, payable quarterly in arrears and pro-rated for any periods of partial service; and

•	an additional annual cash retainer of $100,000 for the Chairman of the Board, payable quarterly in arrears and pro-rated for any periods of partial service.
In December 2016, following our emergence from bankruptcy, we made a one-time grant of $360,000 (or $120,000 annually) in restricted stock units to each non-employee director serving on the Board at such time in lieu of annual grants over a three year period. Such awards vested in 1/3 increments on the first, second and third anniversaries of the grant date. For the three current directors who joined the Board since the initial grants (and did not otherwise waive compensation), we made prorated equity grants based on years of Board service during such three year period with vesting dates that tie to the vesting dates for the post-emergence director grants. Accordingly, Mr. Wojahn and Ms. Cepak each received a grant of 1,194 shares, each valued at $33,325, on appointment to the Board. Therefore, 2,781 restricted stock units vested for Messrs. Holderness and Schuyler, 949 restricted stock units vested for Mr. Pottow and 1,194 restricted stock units vested for Mr. Wojahn and Ms. Cepak on December 19, 2019. As of December 31, 2019, no restricted stock units were outstanding for our non-employee directors.
Non-Employee Director Stock Ownership Guidelines
We maintain stock ownership guidelines, which require our non-employee directors to own shares of our Common Stock or restricted stock units having a value equal to four times the annual cash retainer payable by us for serving on the Board (excluding any chair premium). Our non-employee directors are not required to meet these ownership thresholds until the date that is five years from the later of (i) adoption of the guidelines (October 2016) or (ii) the commencement of such director’s service on the Board.

BENEFICIAL OWNERSHIP OF COMMON STOCK
Unless otherwise indicated below, the following table sets forth, as of March 17, 2020, the amount and percentage of our outstanding shares of Common Stock beneficially owned by (i) each person known by us to beneficially own more than 5% of our outstanding shares of Common Stock, (ii) each director and nominee for director, (iii) each executive officer named in the Summary Compensation Table under the heading “Executive Compensation—Summary Compensation Table” and (iv) all of our directors and executive officers as a group:
Name of Beneficial Owners	Shares Beneficially Owned(1)	Percent of Class(2)
5%+ Holders:
BlackRock, Inc(3)	2,136,066	14.1%
Mangrove Partners Master Fund, Ltd(4)	1,615,497	10.7%
Strategic Value Partners, LLC(5)	1,390,069	9.2%
The Vanguard Group(6)	973,777	6.4%
683 Capital Management, LLC(7)	962,875	6.4%
Silver Point Capital, L.P.(8)	1,050,000	6.9%
Westwood Management Corp.(9)	757,118	5.0%
Directors/Named Executive Officers
Darin G. Holderness	8,343	*
Jerry R. Schuyler	8,343	*
Brian Steck	—	*
V. Frank Pottow	1,898	*
Jeffrey Wojahn	1,194	*
Tiffany Thom Cepak	1,194	*
John A. Brooks	15,980	*
Steven A. Hartman(10)	27,793	*
Russell T Kelley, Jr.	697	*
Benjamin A. Mathis	6,818	*
Directors and Executive Officers as a group (10 persons)	72,260	*
*	Represents less than 1%.
(1)	Unless otherwise indicated, all shares are owned directly by the named holder and such holder has the sole power to vote and dispose of such shares.
(2)	Based on 15,157,919 shares of our Common Stock issued and outstanding on March 17, 2020.
(3)
Based solely on a Schedule 13G/A filed with the SEC on February 4, 2020 by BlackRock, Inc. Such filing indicates that, as of December 31, 2019, BlackRock, Inc. had sole voting power with respect to 2,099,488 shares of Penn Virginia Common Stock and sole dispositive power with respect to 2,136,066 shares of Penn Virginia Common Stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(4)
Based solely on a Schedule 13D/A filed with the SEC on March 28, 2019 by Mangrove Partners Master Fund, Ltd., Mangrove Partners and Nathaniel H. August. Such filing indicates that, as of March 28, 2019, Mangrove Partners and Nathaniel H. August had shared voting and dispositive power with respect to 1,615,497 shares of Penn Virginia Common Stock. The address for Mangrove Partners Master Fund, Ltd is Maples Corp. Svcs., PO Box 309, Ugland House, S. Church Street, George Town E9 KY1-114, and the address for Mangrove Partners and Nathanial H. August is 645 Madison Avenue, 14th Floor, New York, New York 10022.

(5)
Based solely on a Schedule 13D/A filed with the SEC on February 14, 2020 by Strategic Value Partners, LLC and several investment manager entities of which Strategic Value Partners, LLC is a managing member. Such filing indicates that, as of February 14, 2020, Strategic Value Partners, LLC has shared voting and dispositive power with respect to all of the shares of Penn Virginia Common Stock included in the table above. The address for Strategic Value Partners. LLC is 100 West Putnam Avenue, Greenwich, Connecticut 06830.

(6)
Based solely on a Schedule 13G/A filed with the SEC on February 12, 2020 by The Vanguard Group. Such filing indicates that, as of December 31, 2019, The Vanguard Group has sole voting power with respect to 12,514 shares of Penn Virginia Common Stock, sole dispositive power with respect to 961,863 shares of Penn Virginia Common Stock, shared voting power with respect to 744 shares of Penn Virginia Common Stock and shared dispositive power with respect to 11,914 shares of Penn Virginia Common Stock. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(7)
Based solely on a Schedule 13G filed with the SEC on March 16, 2020 by 683 Capital Management, LLC, 683 Capital Partners, LP and Ari Zweiman. Such filing indicates that, as of March 6, 2020, 683 Capital Management, LLC, 683 Capital Partners, LP and Ari Zweiman had shared voting power and shared dispositive power with respect to all of the shares of Penn Virginia Common Stock included in the table above. The address for 683 Capital Management, LLC, 683 Capital Partners, LP and Ari Zweiman is 3 Columbus Circle, Suite 2205, New York, New York 10019.

(8)
Based solely on a Schedule 13G filed with the SEC on February 14, 2020 by Silver Point Capital, L.P. Such filing indicates that, as of December 31, 2019, Silver Point Capital, L.P. has sole voting power and sole dispositive power with respect to all of the shares of Penn Virginia Common Stock included in the table above. The address for Silver Point Capital, L.P. is Two Greenwich Plaza, Greenwich, Connecticut 06830.

(9)
Based solely on a Schedule 13G filed with the SEC on February 14, 2020 by Westwood Management Corp. Such filing indicates that, as of December 31, 2019, Westwood Management Corp. has sole voting power with respect to 746,099 shares and sole dispositive power with respect to all of the shares of Penn Virginia Common Stock included in the table above. The address for Westwood Management Corp. is 200 Crescent Court, Suite 1200, Dallas, Texas 75201.

(10)	Mr. Hartman resigned as Senior Vice President and Chief Financial Officer effective November 12, 2019. Reported holdings are based on Company records as of such date.

EXECUTIVE COMPENSATION
Executive Officers
Set forth below is information regarding the age, positions and offices held with us and the business experience of each of our executive officers.
Age, Position with the Company and Business Experience	Officer of the Company Since
John A. Brooks (see above)	2011

Russell T Kelley, Jr., age 44	2019
Mr. Kelley has served as our Senior Vice President, Chief Financial Officer and Treasurer since November 13, 2019. Mr. Kelley previously served as Chief Financial Officer of Extraction Oil & Gas, Inc. from May 2014 through September 2019. Prior to joining Extraction Oil & Gas, Mr. Kelley ran the Oil & Gas practice of Moelis & Company, a global investment bank, where he was a partner and managing director covering upstream and integrated oil & gas companies. Prior to that, he worked at Goldman, Sachs & Co., where he was a Senior Vice President. In such roles, Mr. Kelley has executed over $70 billion of M&A/advisory assignments and has led capital market transactions raising over $15 billion for clients. He has been in the energy and financial sector since 1998, with experience in commodities trading, corporate development and investment banking. He holds an MBA from The Wharton School of the University of Pennsylvania, where he graduated as a Palmer Scholar, and a BA from Vanderbilt University.

Benjamin A. Mathis, age 48	2017
Mr. Mathis has served as our Senior Vice President, Operations and Engineering since July 2018. Prior to such time, he served as our Vice President, Operations since September 2017. Mr. Mathis has more than 25 years of energy industry experience, all of which has been in operations with a primary focus on the drilling and completion functions. Mr. Mathis served as Drilling and Completions Manager - US Onshore for Statoil from October 2015 to September 2017, where he was responsible for Statoil’s drilling, completions and workover operations for the Eagle Ford, Bakken and Marcellus/Utica areas. Prior to that role, Mr. Mathis served as Statoil’s Operations Manager - Eagle Ford from November 2014 to October 2015, Drilling and Completions Manager - Eagle Ford from October 2012 to November 2014 and Drilling Engineer Manager - Onshore from August 2011 to September 2012. Prior to his tenure at Statoil, Mr. Mathis also held positions of increasing responsibility at Occidental Petroleum Corporation and Unocal, both domestically and internationally. Mr. Mathis received a B.S. in Petroleum Engineering from Texas A&M University in 1992.

Compensation Discussion and Analysis
In this Proxy Statement, our named executive officers, or “NEOs,” consist of the following persons:
•	John A. Brooks, our President and Chief Executive Officer;
•	Steven A. Hartman, our former Senior Vice President, Chief Financial Officer and Treasurer who separated from the Company effective November 12, 2019;
•	Russell T Kelley, Jr., our Senior Vice President, Chief Financial Officer and Treasurer effective as of November 13, 2019; and
•	Benjamin A. Mathis, our Senior Vice President, Operations and Engineering.

Set forth below is a discussion and analysis of our compensation policies and practices for 2019 regarding our NEOs.
Mr. Hartman’s Separation and Mr. Kelley’s Appointment
On July 1, 2019, the Company entered into a Separation and Transition Agreement with Mr. Hartman (the “Separation Agreement”) pursuant to which he agreed to remain employed by the Company while it conducted a search for his replacement through December 31, 2019 or such earlier date as requested by the Company. Mr. Kelley was appointed as the Company’s Senior Vice President, Chief Financial Officer and Treasurer effective as of November 13, 2019, and Mr. Hartman resigned from this role immediately prior to such date in accordance with the Separation Agreement. The Separation Agreement included a general release of claims by Mr. Hartman, and provided for the vesting of certain equity awards that he held as of his separation. Additionally, Mr. Hartman was paid a lump sum cash severance payment of $283,250 under the Separation Agreement in connection with his resignation. For more information, see “—Employment Contracts—Separation and Transition Agreement.”
Objectives of Our Compensation Program
Our compensation program is based on the following objectives:
•
Accountability—Executives should be held accountable for our annual performance and the achievement of our longer-term strategic goals as well as their own individual performance over both the short and long-term. We satisfy this objective by tying compensation to the achievement of financial, strategic and operational goals based on both short and long-term corporate performance measures. See “2019 Annual Incentive Cash Bonuses” and “Long-Term Equity Compensation” below.

•
Drive Desired Behaviors—Our compensation program, particularly regarding incentive compensation, should be designed to drive desired behaviors consistent with our values and to achieve stated goals. We satisfy this objective by setting performance metrics for us and our executives that we believe will drive these behaviors and help us achieve our goals.

•
Align Interests of Executives and Shareholders—Executive compensation should align the interests of our executives with those of our shareholders. We maintain executive stock ownership guidelines which require executives to hold a meaningful amount of Company stock and become effective five years after the later of (i) adoption of such guidelines (February 2017) or (ii) the date such executive becomes subject to such guidelines. Specifically, our CEO will be required to own equity in the Company equal to five times his base salary and each of our other executive officers will be required to own Company equity equal to three times his base salary. Additionally, our compensation program aligns pay to performance by making a substantial portion of total executive compensation variable, or “at-risk,” through an annual bonus program that provides payment only upon meeting or exceeding our performance goals and long-term incentive equity awards, which include time-vested restricted stock units and performance-based restricted stock units. As performance goals are met, not met or exceeded, executives are rewarded commensurately.

•
Flexible Enough to Respond to Changing Circumstances—We are in a cyclical and volatile business, so we should have a flexible compensation program that is responsive to different circumstances at various points in time. To meet this objective, the C&B Committee retains discretion to award higher or lower compensation than performance metrics would indicate if circumstances so warrant.

•
Industry Competitive—Total executive compensation should be industry-competitive so that we can attract, retain and motivate talented executives with the experience and skills necessary for our success. We satisfy this objective by staying apprised, through our own research and with the assistance of the C&B Committee’s independent compensation consultant, of the amounts and types of executive compensation that our peers pay as well as general industry trends.

•
Internally Consistent and Equitable—Executive compensation should be internally consistent and equitable. We satisfy this objective by considering not only peer benchmarks, but also our NEOs’ capabilities, levels of experience, tenures, positions, responsibilities and contributions when setting their compensation. Additionally, senior officers should have more of their incentive compensation at risk and tied to corporate performance because they are typically in a position to have a larger impact on our overall performance. For example, our post-bankruptcy emergence, multi-year equity awards granted to the NEOs in 2017 were comprised of 50% time-vested restricted stock units and 50% performance-based restricted stock units, each payable in stock, and our other employees received either 100% time-vested restricted stock unit awards, or no long-term equity compensation, depending on their positions. For 2018 and 2019, we did not make any grants of long-term equity except to newly hired key employees or in connection with a promotion.
How Compensation Is Determined
Committee Process. The C&B Committee annually reviews and discusses with our CEO his evaluation of the performance of each of our other officers, including Messrs. Kelley and Mathis, and gives considerable weight to our CEO’s evaluations when assessing our other officers’ performance and determining their compensation. The C&B Committee bases its independent evaluation of our CEO, and our CEO bases his evaluation of each of our other officers, primarily on whether we met or exceeded certain quantitative corporate performance metrics and the officer’s individual performance for such year. Those achievement levels are considered in the context of any other factors the C&B Committee deems appropriate including retention needs, internal pay equity and market competitiveness.
Independent Compensation Consultant. In 2019, the C&B Committee continued to engage Longnecker & Associates, or L&A, as its independent compensation consultant to assist in a general review of the compensation packages for our NEOs. The C&B Committee has assessed the independence of L&A and has reviewed its relationship with L&A and considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act. Based on this review, the C&B Committee concluded that L&A is independent and there are no conflicts of interest raised by the work performed by L&A. For 2019, L&A provided the C&B Committee with competitive industry and general market-related analyses and trends for executive base salary, short-term incentives and long-term incentives. Specifically, L&A’s approach was to gather compensation data from public peer companies and to conduct market comparison analyses of the gathered data. L&A also advised the C&B Committee on the composition of its compensation peer group, as described below.
Peer Group. Set forth below is the list of the companies comprising our peer group, which was used for purposes of setting 2019 compensation, and is referred to in this Proxy Statement as our Peer Group. The Peer Group companies were selected based on revenues, assets, market capitalization and enterprise value, among other things. The Company was at the 46th percentile among this new Peer Group in terms of revenue, at the 19th percentile in terms of assets, at the 55th percentile in terms of market capitalization and at the 40th percentile in terms of enterprise value. Compensation data for the Peer Group was presented to the C&B Committee and used by the C&B Committee to help direct its compensation decisions for NEOs in 2019.
Carrizo Oil & Gas, Inc.	Highpoint Resources Corporation
Extraction Oil & Gas, Inc.	Resolute Energy Corporation
Matador Resources Company	Comstock Resources, Inc.
SRC Energy Inc.	Northern Oil & Gas, Inc.
Callon Petroleum Company	Earthstone Energy, Inc.
Eclipse Resources Corporation	Jagged Peak Energy Inc.
Bonanza Creek Energy, Inc.	Chaparral Energy, Inc.
Halcon Resources Corporation
In late 2019, the C&B Committee approved a new peer group in order to ensure proper financial and operational alignment to the Company, with a particular focus on the revenue, market capitalization, enterprise value, assets, percentage of operation in oil vs. natural gas, total production and total proved reserves of the component companies. The 2020 peer group is comprised of the following companies, which was used in assessing and setting 2020 NEO compensation levels:
Laredo Petroleum, Inc.	Highpoint Resources Corporation
Centennial Resource Development, Inc.	Lonestar Resources
Matador Resources Company	Northern Oil & Gas, Inc.
SRC Energy Inc.	Earthstone Energy, Inc.
Callon Petroleum Company	Jagged Peak Energy Inc.
Bonanza Creek Energy, Inc.	SilverBow Resources, Inc.

At the time of peer selection, the Company was at the 47th percentile among the 2020 Peer Group in terms of revenue, at the 36th percentile in terms of assets, at the 43rd percentile in terms of market capitalization and at the 42nd percentile in terms of enterprise value.
Elements of Our Compensation Program
Element	Characteristics	Primary Objective
Base Salary	Cash	Attract and retain highly talented individuals
Short-Term Incentives	Cash bonus	Reward individual and corporate performance
Long-Term Incentives	Time and performance-based equity awards	Align the interests of our employees and shareholders by providing employees with incentives to perform in a manner that promotes share price appreciation and achieves corporate objectives
Other Benefits	Participation in broad based 401(k) and employee health benefit plans	Provide competitive benefits that promote employee health and support employees in attaining financial security
Base Salaries
Base salary is the principal fixed component of our compensation program, and has historically been reviewed in the first quarter of each year. It is intended to provide our NEOs with a regular source of income to compensate them for their day-to-day efforts in managing the Company. Base salary levels vary depending on the NEO’s experience, responsibilities, education, professional standing in the industry, changes in the competitive marketplace and the importance of the position to the Company. The annual base salaries payable to our NEOs for 2019 and 2018 were as follows:
	Salary ($)
Name and Principal Position	2019	2018
John A. Brooks	460,000	437,750
President and Chief Executive Officer
Steven A. Hartman	283,250	283,250
Former Senior Vice President, Chief Financial Officer and Treasurer
Russell T Kelley, Jr.	400,000	N/A
Senior Vice President, Chief Financial Officer and Treasurer
Benjamin A. Mathis	363,000	330,000
Senior Vice President, Operations and Engineering
John A. Brooks. Mr. Brooks’ annual base salary was increased 5% to $460,000 from $437,750 in May 2019 in recognition of Mr. Brooks’ continued growth in the CEO role and to bring his salary closer to the 25th percentile of the Peer Group data provided by L&A as discussed above under “How Compensation is Determined-Peer Group.”
Steven A. Hartman. Mr. Hartman’s salary of $283,250 was not adjusted in 2019.
Russell T Kelley, Jr. Mr. Kelley was appointed as the Company’s Senior Vice President, Chief Financial Officer and Treasurer in November 2019, with a base salary of $400,000 which approximated the 50th percentile of base salary levels for chief financial officers under L&A’s analysis of our Peer Group data.
Benjamin A. Mathis. Mr. Mathis’ annual base salary was increased 10% to $363,000 from $330,000 in May 2019 to bring Mr. Mathis’ base salary in line with the 25th percentile of base salary levels for similar executives under L&A’s analysis of our Peer Group data.
2020 Adjustments. Due to market conditions impacting the oil and gas industry, the Company elected not to adjust salaries of the NEOs for 2020.

2019 Annual Incentive Cash Bonuses
The opportunity to earn an annual cash bonus creates a strong financial incentive for our NEOs to achieve or exceed a combination of near-term corporate and individual goals, which typically are set by the C&B Committee during the first quarter of each year.
Cash Bonus Pool
Our NEOs’ annual incentive cash bonuses are paid out of a cash bonus pool the size of which is determined based on our level of achievement, as compared to our annual budget, of several quantitative Company financial and operational performance metrics, which the C&B Committee typically sets early in the year. The cash bonus pool metrics applicable for 2019 are described below under “—NEO Cash Bonus Criteria—Size of the Cash Bonus Pool.”
The size of the cash bonus pool is generally computed such that, if we meet our target goal exactly with respect to every performance metric and there are no adjustments for individual NEO performance, the pool will fund at 100% and will be in an amount sufficient to pay all of our participating employees, including our NEOs, their target annual incentive cash bonuses, which we refer to as the Target Amount. Under the Annual Incentive Award Guidelines established by our C&B Committee to govern our annual incentive cash bonus program, in any given year, the C&B Committee may increase or decrease the cash bonus pool if circumstances warrant. The flexibility the C&B Committee retains with respect to the size of the cash bonus pool and the cash bonus pool performance metrics is consistent with our belief that our cyclical and volatile business requires that we have a flexible compensation program responsive to different circumstances and different requirements at various points in time.
Size of the Cash Bonus Pool. Our achievement of the 2019 cash bonus pool performance metrics, which were set by the C&B Committee in February 2019, are shown in the chart below. The C&B Committee chose these particular metrics because the C&B Committee believed that these metrics would drive our near-term success. L&A advised the C&B Committee that these metrics are commonly used by our Peer Group, and by the oil and gas industry, generally to measure success.
Performance Metric	Factor Weighting	Threshold Performance 35%	Target Performance 100%(1)	Maximum Performance 200%	Actual Performance	Payout	Weighted Payout(2)
Production (MBOE)	20%	(20)%	10,997	20%	10,121	92.0%	14.8%
Drilling Capital Efficiency per BOE(3)	20%	20%	$18.24	(20)%	$17.16	129.6%	25.9%
Adjusted EBITDAX per BOE(4)	20%	(20)%	$32.98	20%	$34.79	127.4%	25.5%
LOE per BOE(5)	5%	20%	$4.60	(20)%	$4.26	136.6%	6.8%
Cash G&A ($MM)(6)	5%	20%	$25.4	(20)%	$20.7	193.1%	9.7%
Discretionary	30%					see below
Total Payout Level							82.7%
(1)
Reflects the Company’s budget as approved by the Board in February 2019. With respect to the Drilling Capital Efficiency per BOE metric target performance reflects actual authorizations for expenditures.

(2)	Represents the bonus pool payout percentage based on the percent of target achieved.
(3)
Drilling Capital Efficiency is defined as (A) the total well cost, net to the Company’s working interest, with respect to wells turned in-line during the twelve-month period ending on the last day of the applicable year, divided by (B) the Company’s technical estimated ultimate recovery, net to the Company’s working interests (as determined by Degolyer & McNaughton or another independent reserve engineering firm) as of the last day of the applicable plan year with respect to such wells.

(4)
Adjusted EBITDAX is as defined in the Company’s Credit Agreement dated September 12, 2016, as amended; provided however, that for purposes of determining the Consolidated Net Income of the Company under such definition, non-recurring general and administrative expenses and share-based compensation expenses are excluded.

(5)	LOE means the Company’s lease operating expense, as set forth in the financial statements.
(6)	Cash G&A means the Company’s recurring general and administrative expenses less equity classified share-based compensation expense, in each case as set forth in the financial statements.
Other Criteria and Considerations. For 2019, the C&B Committee assessed the discretionary metric, which comprises 30% of the overall bonus payout, at varying levels for plan participants based on their respective positions within the Company, granting a discretionary component payout of: (i) approximately 17% to our CEO, resulting in a total payout level of 87.7%; (ii) approximately 33% to our other NEOs, resulting in a total payout level of 92.7% and (iii) approximately 58% to our non-officer plan participants, resulting in a total payout level of 100%.

In determining to award less than target on the discretionary performance metric, the C&B Committee considered the following, among other things: (i) production being less than originally budgeted for 2019, (ii) capital expenditures exceeded the budget for 2019 and (iii) field level rates of return being less than anticipated. The Committee reduced the discretionary modifier for our NEOs by an amount greater than for our non-officer plan participants given their greater responsibility for overall Company performance.
NEO Cash Bonus Criteria
The cash bonus pool defines the total amount of cash available to pay annual incentive cash bonuses, but not the allocation of actual bonus awards. The C&B Committee determines the actual amount of our officers’ annual incentive cash bonuses, if any, as described below.
Our NEOs’ Annual Incentive Cash Bonus Target Amounts. The Annual Incentive Plan Guidelines provide for annual incentive cash bonus targets for our NEOs. The table below shows our NEOs’ Target Amounts, which remain unchanged from 2017 levels for continuing executive officers. In connection with his appointment, Mr. Kelley’s Target Amount was set to be consistent with the Target Amounts for each of our NEOs other than Mr. Brooks.
NEOs’ Target Amounts
Name	2019 Target (% of Base Salary)
John. A. Brooks	100
Steven A. Hartman	85
Russell T Kelley, Jr.	85
Benjamin A. Mathis	85
Peer Comparison Data. The cash bonus targets shown above are intended to result in our NEOs receiving annual cash bonuses in amounts that are competitive with our Peer Group when target performance goals are met and which constitute a reasonable and Peer Group-comparable portion of our NEOs’ total compensation.
Individual Performance and Determinations. The Annual Incentive Award Guidelines provide that each officer's individual bonus award be subject to adjustment based on their individual performance during the period. As discussed above, the C&B Committee applied different payout percentages under the discretionary performance metric as a result of the CEO’s and NEOs’ greater impact on overall company results but did not apply any further payout modifiers based on individual performance. Under Mr. Hartman’s Separation Agreement, he was entitled to receive a pro-rated bonus award based on the Company’s performance under the company metrics, without adjustment for individual performance. Mr. Kelley’s bonus award was pro-rated based on his employment start date. Below are the final bonus payouts received by each of our NEOs.
Name	2019 Target ($)	2019 Payout (as a % of Target)	2019 Payout ($)
John A. Brooks	460,000	87.7%	403,420
Steven A. Hartman	240,763	92.7%	205,636
Russell T Kelley, Jr.	53,096	92.7%	49,220
Benjamin A. Mathis	308,550	92.7%	286,026
Long-Term Equity Compensation
Long-term equity awards align the interests of our NEOs with those of our shareholders by creating a strong financial incentive for our NEOs to promote our long-term financial and operational success and, along with our executive stock ownership guidelines, encourage NEO stock ownership. Long-term equity compensation awards are expressed in dollar values at grant, and in the past we generally paid those awards to officers 50% in the form of performance-based restricted stock units and 50% in the form of time-vested restricted stock units. The actual number of restricted stock units awarded is based on the volume-weighted average price per share for the 10-trading days preceding the grant date.
As a result of the Company’s emergence from bankruptcy and for the purpose of immediately aligning executives’ and other key employees’ interests with those of the Company’s new shareholders and incentivizing and supporting the retention of key personnel, awards granted in 2017 represented an accelerated one-time award in lieu of annual grants over a three-year period. For that reason, the Company did not make any grants of restricted stock units in 2018 or 2019 except to newly hired key employees or in connection with a promotion. The C&B Committee continuously monitors its NEOs and other key employees’ stockholdings to ensure consistency with the C&B Committee’s overall compensation philosophy and competitiveness when compared with peer companies.
Mr. Brooks. In January 2017, Mr. Brooks was granted 55,840 restricted stock units, 50% in time-vested restricted stock units and 50% in performance-based restricted stock units, based on an incentive target of 250% of his base salary, which was just below the 50th percentile compared to similar positions based on market data provided by L&A. Upon Mr. Brooks’ promotion to President and Chief Executive Officer in August 2017, Mr. Brooks was granted an additional award of 26,670 restricted stock units, 50% in time-vested restricted stock units and 50% in performance-based restricted stock units, based on an incentive target of 375% of his base salary. Mr. Brooks’ aggregate incentive award placed him between the 25th and 50th percentile of CEOs within our Peer Group based on market data provided by L&A at the time. The C&B Committee determined that this amount was appropriate given Mr. Brooks’ relative inexperience in the Chief Executive Officer role.
Mr. Hartman. In January 2017, Mr. Hartman was granted 10,000 restricted stock units, 50% in time-vested restricted stock units and 50% in performance-based restricted stock units. Mr. Hartman’s grant was relatively modest in comparison to his position as he had previously been granted 63,762 time-vested restricted stock units in 2016 upon the Company’s emergence from bankruptcy pursuant to his employment agreement, and the C&B Committee determined that his equity holdings were competitive with peer companies and consistent with the C&B Committee’s compensation philosophy of incentivizing long-term performance.
Mr. Kelley. In November 2019 in connection with his appointment as Senior Vice President, Chief Financial Officer and Treasurer, the Company made a one-time grant to Mr. Kelley of 18,534 restricted stock units, including 3,468 time-vested restricted stock units and 15,066 in performance-based restricted stock units.
Mr. Mathis. In September 2017 upon his appointment as Vice President, Operations, Mr. Mathis was granted 26,122 restricted stock units, 50% in time-vested restricted stock units and 50% in performance-based restricted stock units, based on an incentive target of 125% of his base salary, which was prorated for his start date. Upon Mr. Mathis’ promotion to Senior Vice President, Operations and Engineering in July of 2018, Mr. Mathis was granted an additional award of 5,007 time-vested restricted stock units, based on an incentive target of 200% of his base salary.
Mr. Kelley’s equity awards were the only equity awards granted to our NEOs in 2019. For more information on the terms of our time- and performance-based restricted stock units, see the “Narrative Discussion of Equity Awards” that follows the Grants of Plan-Based Awards table.
Compensation Risk Assessment
We believe that any risks associated with our compensation policies and practices are mitigated in large part by the following factors and, therefore, that no such risks are likely to have a material adverse effect on us:
•	We pay a mix of compensation which includes near-term cash and long-term equity-based compensation.
•
We base our annual incentive cash bonus and long-term equity compensation awards on several different performance metrics, which discourages our employees from placing undue emphasis on any one metric or aspect of our business at the expense of others.

•	We believe that our performance metrics are reasonably challenging, yet should not require undue risk-taking to achieve.
•	Our performance metrics include quantitative financial and operational metrics as well as qualitative metrics related to our operations, strategy and other aspects of our business.
•
The performance periods under our performance-based restricted stock units overlap, and our time-vested restricted stock units generally vest over a three- to five-year period. This mitigates the motivation to maximize performance in any one period at the expense of others.

•	Our NEOs are required to own our stock as provided in our Executive Stock Ownership Guidelines.
•	We believe that we have an effective management process for developing and executing our short and long-term business plans.

•	Our compensation policies and programs are overseen by the C&B Committee.
•	The C&B Committee retains an independent compensation consultant.
Policy Prohibiting Hedging
We believe that derivative transactions, including puts, calls and options, for our securities carry a high risk of inadvertent securities laws violations and also could afford the opportunity for our employees (including our NEOs) and directors to profit from a market view that is adverse to us. For these reasons, we prohibit all of our employees (including our NEOs) and directors from engaging in any type of derivative transaction (including short sales and buying or selling puts, calls or options, in respect of our securities. We also prohibit our employees and directors from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan.
Tax Implications
Section 162(m) of the Internal Revenue Code generally precludes a publicly held company from taking a federal income tax deduction for compensation paid in excess of $1 million per year to certain covered employees, which include our NEOs. There was an exception to the $1 million limitation for performance-based compensation meeting certain requirements. For taxable years beginning after December 31, 2017, this exemption was repealed for all but certain grandfathered compensation arrangements that were in effect as of November 2, 2017. However, the rules and regulations promulgated under Section 162(m) are complicated and subject to change. As such, there can be no assurance that any compensation awarded or paid in prior years will be fully tax deductible. In addition, to maintain flexibility in compensating the Company’s executive officers in a manner designed to promote varying corporate goals, the C&B Committee has not adopted a policy requiring all compensation to be tax deductible and expects that the deductibility of certain compensation paid will be limited by Code Section 162(m).
Our 2019 Say-on-Pay Vote
At our 2019 Annual Meeting of Shareholders, approximately 97.8% of our shareholders voting on our “say-on-pay” proposal voted FOR the compensation paid to our NEOs as set forth in the “Executive Compensation” section of our 2019 Proxy Statement (excluding abstentions and broker non-votes). The C&B Committee considered the outcome of this vote generally, and did not make any changes to our compensation programs as a result of this vote.
Compensation and Benefits Committee Report
The Compensation and Benefits Committee has reviewed the information contained above under the heading “Compensation Discussion and Analysis” and has discussed the Compensation Discussion and Analysis with management. Based upon its review and discussions with management, the Compensation and Benefits Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Compensation and Benefits Committee
Jerry Schuyler (Chairman)
Darin Holderness
V. Frank Pottow
Jeffrey Wojahn

Summary Compensation Table
The following table sets forth the compensation paid, during or with respect to the years ended December 31, 2019, 2018 and 2017, to our NEOs for services rendered to us:
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)
John A. Brooks President and Chief Executive Officer	2019	460,000	403,420	—	19,300	882,720
	2018	437,500	411,485	—	19,000	867,985
	2017	400,231	300,944	4,386,084	38,800	5,126,059

Steven A. Hartman(4) Former Senior Vice President and Chief Financial Officer	2019	267,453	205,636	—	312,550	785,639
	2018	283,250	226,317	—	19,000	528,567
	2017	275,000	187,000	573,150	18,400	1,053,550

Russell T Kelley, Jr.(5) Senior Vice President and Chief Financial Officer	2019	61,538	49,220	614,886	—	725,644

Benjamin A. Mathis(6) Senior Vice President Operations and Engineering	2019	363,000	286,026	—	19,300	668,326
	2018	312,512	263,670	440,115	19,000	1,035,297
(1)
Represents the aggregate grant date fair value of time-vested restricted stock units and performance-based restricted stock units granted by the C&B Committee to each NEO in consideration for services rendered to us. These amounts were computed in accordance with FASB ASC Topic 718 and were based on the closing prices of our Common Stock on the dates of grant, in the case of the time-vested restricted stock units, and a Monte Carlo simulation of potential outcomes, in the case of the performance-based restricted stock units. See Note 16 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2019.

(2)
Performance-based restricted stock units granted in 2017 and 2019 are reported in this column based on target level achievement, which was the probable outcome of such conditions on the dates of grant. No performance-based restricted stock units were granted to our NEOs in 2018. The grant date values of the performance-based restricted stock units assuming that the highest level of performance conditions will be achieved was as follows:

Name	2019	2017
Brooks	—	$4,835,218
Hartman	—	$629,200
Kelley	$1,025,091	N/A
Mathis	—	N/A
(3)
For Mr. Hartman, this amount includes his lump sum cash severance payment of $283,250, which had accrued as of December 31, 2019, but was not paid until 2020, as well as $10,000 in outplacement services available under the terms of his Separation Agreement. Also includes our matching and other contributions to our NEOs’ 401(k) plan accounts. We contributed the following amounts to the 401(k) plan accounts of our NEOs in 2019:

Name	2019
Brooks	$19,300
Hartman	$19,300
Kelley	—
Mathis	$19,300
(4)
Mr. Hartman separated from his position effective November 12, 2019, but continued as an employee until December 2, 2019. The amounts shown for 2019 reflect his base salary received for services prior to his separation.

(5)	Mr. Kelley joined the Company as Senior Director, Finance on November 4, 2019 and was named Senior Vice President, Chief Financial Officer and Treasurer effective November 13, 2019.
(6)	Mr. Mathis joined the Company as Vice President, Operations in September 2017 and was promoted to Senior Vice President, Operations and Engineering in August 2018.

Grants of Plan-Based Awards
The following table sets forth information concerning the performance-based restricted stock units and time-vested restricted stock units granted to Mr. Kelley in 2019 by the C&B Committee. None of our other NEOs received any other grants of plan based awards in 2019.
		Estimated Future Payouts Under Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
Russell T Kelley, Jr.	12/20/2019	—	15,066	30,132		$512,545
	12/20/2019				3,468	$102,341
(1)
These are awards of performance-based restricted stock units granted under the Incentive Plan. The estimated future payout assumes a target payout of 100% of restricted stock units granted. The awards could be earned at up to a maximum of 200% of restricted stock units granted. See “—Narrative Discussion of Equity Awards.”

(2)	These are awards of time-vested restricted stock units granted under the Incentive Plan.
(3)
Calculated based on the closing price of our Common Stock on the date of grant, in the case of the time-vested restricted stock units, and a Monte Carlo simulation of the potential outcome, in the case of the performance-based restricted stock units using a per share price of $34.02. See Note 16 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2019.

Narrative Discussion of Equity Awards
Time-Vested Restricted Stock Units
We granted time-vested and performance-based restricted stock units to all of our NEOs serving at such time in 2017. Because these awards represented an accelerated one-time award in lieu of annual grants over a three-year period, we did not make any grants to our NEOs in 2019, except for 3,468 in time-vested restricted stock units granted to Mr. Kelley in connection with his appointment as Senior Vice President, Chief Financial Officer and Treasurer. In determining the number of units to provide to Mr. Kelley, we considered the volume weighted average price per share of our Common Stock on Nasdaq for the ten trading days preceding the effective date of his appointment. These time-vested restricted stock units vest over a three-year period, with one-third of each award vesting each January 26 of 2020, 2021 and 2022, subject to Mr. Kelley’s continuous service with the Company through the applicable vesting date. All time-vested restricted stock units granted to our NEOs provide that payments on such restricted stock units will be made in shares. Upon a termination of the officer’s service by the Company without cause or the officer’s resignation for good reason within the twelve-month period following a change of control, all unvested time-vested restricted stock units will vest in full. Otherwise, upon a termination of service by the Company without cause or by the officer for good reason, the next tranche of restricted stock units scheduled to vest will vest as of the date of such termination. Upon an officer’s termination of service by the Company due to the officer’s death or disability (as defined in the award agreement), a pro-rated portion of the restricted stock units will vest as of the date of such termination. A “change in control” under our 2019 form of time-vested restricted stock unit award agreement is generally defined as a sale of at least 50% in total gross fair market value of our assets, the acquisition by a person or group of more than 50% of the voting power of our stock, or certain changes in the composition of our Board.

Performance-Based Restricted Stock Units
2019 Awards
We granted performance-based restricted stock units to all of our NEOs serving at such time in 2017. Because these awards represented an accelerated one-time award in lieu of annual grants over a three-year period, we did not make any grants to our NEOs in 2019, except for 15,066 (at target) in performance-based restricted stock units (“PBRSUs”) granted to Mr. Kelley in connection with his appointment as Senior Vice President, Chief Financial Officer and Treasurer. The PBRSUs vest at 0% to 200% of the target amount based on the Company’s total shareholder return (“TSR”) relative to the TSR of certain peer companies from January 1, 2020 to December 31, 2022. The peer group of companies used for determining the TSR payout is as follows:
Berry Petroleum Corporation	Parsley Energy, Inc.
Cimarex Energy Co.	WPX Energy, Inc.
Matador Resources Company	PDC Energy, Inc.
Amplify Energy Corp.	Northern Oil & Gas, Inc.
Callon Petroleum Company	Earthstone Energy, Inc.
Centennial Resource Development, Inc.	Laredo Petroleum, Inc.
Bonanza Creek Energy, Inc.	Ring Energy, Inc.
QEP Resources, Inc.	SM Energy Company
Oasis Petroleum Inc.	HighPoint Resources Corporation
Sandridge Energy, Inc.
The number of shares ultimately earned with respect to such 2019 PBRSUs will be determined as follows:
Company’s Percentile Ranking	Percentage of Target Units that will become Vested Units
Below 30th	0%
30th	50%
50th	100%
90th or above	200%
Further, should TSR for the Company be negative at the end of the performance period, the number of shares that will otherwise vest will be divided by two.
Upon the occurrence of a change of control in which the surviving entity fails to assume the award agreement or substitute it with a substantially equivalent award, the PBRSUs will vest based on the Company’s performance relative to the peer group through the date of the change in control. Otherwise upon a termination of the officer’s service by the Company without cause or the officer’s resignation for good reason within the twelve-month period following a change in control, the PBRSUs will vest based on the Company’s TSR relative to the peer group through the date of such officer’s termination. A “change in control” under our 2019 performance-based restricted stock unit award agreements is generally defined as a sale of at least 50% in total gross fair market value of our assets, the acquisition by a person or group of more than 50% of the voting power of our stock, or certain changes in the composition of our Board. Outside of a change in control, upon an officer’s termination of service by the Company without cause or by the officer for good reason, or due to such officer’s death or disability, a pro-rated portion of the PBRSUs will vest based on the Company’s relative TSR through the date of such termination multiplied by a fraction representing the period of time in the performance period during which such officer was employed.
2017 Awards
The PBRSUs granted to our other NEOs in 2017 vest (if at all) in 1/3 increments ranging from 0% to 200% of the target amount based on the Company’s share price appreciation relative to the share price appreciation of the Dow Jones iShares U.S. Oil & Gas Exploration & Production ETF (the “IEO ETF”) for, with respect to the grants in January of 2017, each of three separate three-year performance periods ended December 31, 2019, December 31, 2020 and December 31, 2021, or with respect to grants in August 2017, ½ increments at the end of each of two separate three-year performance periods ending December 31, 2020 and December 31, 2021, subject to the officer’s continuous service with the Company through the end of each performance period. For the three-year performance period ending December 31, 2019, no PBRSUs vested as a result of the Company’s share price appreciation during such period.

Upon the occurrence of a change of control, unvested PBRSUs vest as of the date of the change of control based on the Company’s share price appreciation relative to the IEO ETF for the applicable performance period ending as of the date of the change of control. Upon an officer’s termination of service by the Company without cause or by the officer for good reason, or due to such officer’s death or disability, a pro-rated portion of the restricted stock units will vest as of the date of such termination based on such officer’s period of service.
The following table sets forth the performance criteria applicable to the 2017 performance-based restricted stock units:
Performance Delta(1)	Positive Share Price Appreciation	Negative Share Price Appreciation
30 or Greater	200%	100%
25	180%	90%
20	160%	80%
15	140%	70%
10	120%	60%
0	100%	50%
-5	75%	38%
-10	50%	25%
Less than -10.01	0%	0%
(1)
Equal to the difference between the share price appreciation of the Company and the share price appreciation of the peer group index for the period beginning on the first day of the performance period and ending on the last day of the applicable performance period.

For information on the accelerated vesting of certain PBRSUs granted to Mr. Hartman, see “—Employment Contracts—Separation and Consulting Agreement” below.
Employment Contracts
The Company currently maintains no employment agreements with any of its executive officers; however, the Company entered into the Separation Agreement with Mr. Hartman in connection with his separation from the Company.
Separation and Transition Agreement
On July 1, 2019, the Company entered into a Separation and Transition Agreement with Mr. Hartman (the “Separation Agreement”) pursuant to which he agreed to remain employed by the Company while it conducted a search for his replacement through December 31, 2019 or such earlier date as requested by the Company. Mr. Hartman resigned from his position as Senior Vice President, Chief Financial Officer and Treasurer of the Company effective November 12, 2019 and separated from the Company on December 2, 2019 in accordance with the Separation Agreement. The Separation Agreement included a general release of claims, and provided for the vesting of certain equity awards that he held as of his separation. Additionally, Mr. Hartman was paid severance of $283,250 under the Separation Agreement in connection with his resignation. Under the Separation Agreement, Mr. Hartman vested in (i) 1,000 time-vested restricted stock units previously granted to him in January 2017 and (ii) 3,917 of the performance-based restricted stock units previously granted to him in January 2017. All other unvested restricted stock units held by Mr. Hartman were forfeited. Additionally, Mr. Hartman received or is entitled to receive (i) an annual cash bonus of $205,636 for 2019, which is the amount he would have earned for 2019 based on the Company’s actual performance for the year as applied to other officers of the Company (without adjustment for individual performance) prorated based on the number of days employed in 2019, (ii) subsidies for COBRA coverage for up to a one-year period following the separation and (iii) reimbursement of outplacement services not to exceed $10,000.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth, for each of our NEOs, information regarding outstanding equity awards as of December 31, 2019:
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
John A. Brooks	16,752(2)	$508,423	18,614(3)	$564,945
	8,001(4)	$242,830	13,335(3)	$404,717

Steven A. Hartman	—	—	—	—

Russell T Kelley, Jr.	3,468(5)	$105,254	15,066(6)	$457,253

Benjamin A. Mathis	7,836(7)	$237,823	13,061(3)	$396,401
	3,755(8)	$113,964
(1)	The value of these awards is based on the number of shares reported multiplied by $30.35, the closing price of our Common Stock on December 31, 2019, the last trading day of our fiscal year.
(2)	Of these time-vested restricted stock units, 5,584 vested on January 26, 2020 and 5,584 will vest on January 26 of each of 2021 and 2022.
(3)
The performance period for one-half of these performance-based restricted stock units will expire on each of December 31, 2020 and December 31, 2021. The market value of these performance-based restricted stock units reflect an assumed payout percentage of 100%.

(4)	Of these time-vested restricted stock units, 2,667 vested on January 26, 2020 and 2,667 will vest on January 26 of each of 2021 and 2022.
(5)	Of these time-vested restricted stock units, 1,156 vested on January 26, 2020 and 1,156 will vest on January 26 of each of 2021 and 2022.
(6)
The performance period for these performance-based restricted stock units will expire on December 31, 2022. The market value of these performance-based restricted stock units reflect an assumed payment percentage of 100%.

(7)	Of these time-vested restricted stock units, 2,612 vested on January 26, 2020 and 2,612 will vest on January 26 of each of 2021 and 2022.
(8)	Of these time-vested restricted stock units, 1,252 vested on January 26, 2020 and 1,252 will vest on January 26 of each of 2021 and 2022.
Stock Vested in 2019
The following table sets forth the number of shares of our Common Stock acquired, and the values realized, by our NEOs upon the vesting of time-vested and performance-based restricted stock units during 2019:
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1)
John A. Brooks	8,251	$447,534
Steven A. Hartman	27,171	$900,152
Russell T Kelley, Jr.	—	—
Benjamin A. Mathis	3,864	$209,583
(1)	Amount is based on the number of shares of restricted stock units vested multiplied by the market value of the underlying shares on the vesting date.

Potential Payments upon Termination or a Change in Control
Our NEOs do not currently have individual agreements providing for severance payments or benefits. Instead, such NEOs participate in the Penn Virginia Corporation 2017 Special Severance Plan (as amended and restated effective July 18, 2018) (the “Severance Plan”). The Severance Plan provides for the following payments and benefits in the event of a termination of employment without “Cause” or resignation for “Good Reason” (each as defined in the Severance Plan) within the six-month period following a “Qualified Liquidity Event”:
•
A lump-sum cash payment in an amount equal to a specified number of weeks of “Base Pay” with Mr. Brooks eligible to receive 130 weeks of Base Pay and the other NEOs eligible to receive 78 weeks of Base Pay. “Base Pay” refers to the base salary or base wages that the executive officer earns during a week, based upon rate of pay in effect for the participant immediately before the participant’s termination of employment, excluding overtime, bonuses, incentive compensation or any other special payments.

•
If the NEO elects continuation coverage under COBRA, continued coverage at the same contribution rate paid by Penn Virginia for active employees for the executive officer and his or her covered dependents following the NEO’s date of termination for the number of weeks indicated above (or such shorter period during which the executive is eligible to receive COBRA coverage).

Additionally, for awards granted to our NEOs prior to 2019, upon a “Qualified Liquidity Event,” all time-vested restricted stock units issued automatically vest in full and all performance-based restricted stock units will vest anywhere from 0% to 200% based on the Company’s achievement of the performance criteria through the date of the Qualified Liquidity Event.
A “Qualified Liquidity Event” under our pre-2019 award agreements and the Severance Agreement is generally defined as a sale of at least 40% in total gross fair market value of our assets, the acquisition by a person or group of more than 50%, or 30% under our Severance Agreement, of the voting power of our stock, or certain changes in the composition of our Board.
In addition, under all such award agreements, upon an NEO’s termination of employment without Cause (as defined in the Incentive Plan) or resignation for Good Reason (as defined in the Incentive Plan), the executive will vest in the next tranche of time-vested restricted stock units scheduled to vest under the applicable award agreement. Upon an NEO’s termination due to the individual’s death or disability, the executive is to vest in a pro-rated number of time-vested restricted stock units based on the individual’s period of service with the Company during the applicable vesting period.
Under our pre-2019 performance-based restricted stock units, upon an NEO’s termination of employment without Cause, resignation for Good Reason, or due to the individual’s death or disability, the executive will vest in a pro-rata portion of the target number of restricted stock units granted based on the individual’s period of service with the Company during the applicable performance periods.
Awards granted to Mr. Kelley in 2019 vest as described under “—Narrative Discussion of Equity Awards” above.

Estimated Payments
The table below and the discussion that follows reflect the amount of compensation payable to each NEO, other than Mr. Hartman, upon termination from the Company under several scenarios assuming such termination was effective December 31, 2019. For information on the payments actually received by Mr. Hartman in connection with his December 2019 termination, please see “Executive Compensation—Employment Contracts-Separation and Transition Agreement” above.
Name of Executive Officer	Cash Severance ($)	Accelerated Vesting of Restricted Stock Units (#)	Total Estimated Value of Accelerated Vesting($)(1)	Other Benefits ($)(2)
John A. Brooks
Death or Disability	—	27,849	845,217	—
Change in Control(3)	1,150,000	56,702	1,720,906	36,000
Termination by Employee
Without Good Reason or by Company for Cause	—	—	—	—
Termination for Good
Reason or by Company Without Cause	—	29,124	883,913	—

Russell T Kelley, Jr.
Death or Disability	—	35	1,062	—
Change in Control(3)(4)	600,000	3,468	105,254	36,000
Termination by Employee
Without Good Reason or by Company for Cause	—	—	—	—
Termination for Good
Reason or by Company Without Cause	—	1,156	35,085	—

Benjamin A. Mathis
Death or Disability	—	11,241	341,164	—
Change in Control(3)	544,500	24,653	748,219	36,000
Termination by Employee
Without Good Reason or by Company for Cause	—	—	—	—
Termination for Good
Reason or by Company Without Cause	—	11,911	361,499	—
(1)	Reflects value of accelerated vesting of equity grants at $30.35 per share (closing price on December 31, 2019, the last trading day of the fiscal year).
(2)	Includes estimated cost of COBRA continuation coverage.
(3)	Assumes vesting of the PBRSUs at 100%.
(4)	Assumes a qualifying termination within 12 months following such Change in Control.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table sets forth certain information as of December 31, 2019, regarding the restricted stock units and securities issued and to be issued under our equity compensation plans.
Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by shareholders(1)	296,703(2)	n/a(3)	984,315
(1)
In 2019, our shareholders approved the Penn Virginia Corporation 2019 Management Incentive Plan which included an aggregate share reserve of 675,000 share of Common Stock plus (a) any shares remaining available for grant under the Penn Virginia Corporation 2016 Management Incentive Plan as of such time and (b) any shares subject to outstanding awards under the Penn Virginia Corporation 2016 Management Incentive Plan as of such time that are forfeited, terminated, expire or otherwise lapse without being exercised (to the extent applicable), or are settled in cash.

(2)
This amount consists of outstanding time- and performance-based restricted stock units and includes the maximum number of shares that may be issued upon settlement of outstanding performance-based restricted stock units.

(3)	Restricted stock units do not have an exercise price and thus are not reflected here. We have no outstanding stock options.
PAY RATIO DISCLOSURE
The 2019 annual total compensation of the median compensated of all our employees who were employed as of December 31, 2019, other than our CEO, John A. Brooks, was $106,399; Mr. Brooks’ 2019 annual total compensation was $882,720, and the ratio of these amounts was 1 to 8.
We selected December 31, 2019 as the date upon which to identify our median compensated employee. On that date, our employee population consisted of 93 employees excluding the CEO. To identify the median compensated employee, we utilized the annual total compensation as reported in Box 1 of each employee’s Form W-2 for 2019 provided to the Internal Revenue Service. We believe this methodology provides a reasonable basis for determining each employee’s total annual compensation and is an economical way to evaluate our employee population’s total annual compensation and to identify our median employee. For the employees hired during 2019, we utilized the annual total compensation reported on each such employee’s Form W-2 for 2019 without annualization adjustments. Once we identified our median employee, we calculated that employee’s annual total compensation for 2019 in the same manner that we determined the total compensation of our NEOs for purposes of the Summary Compensation Table set forth above. This resulted in an annual compensation of $106,399 for the identified employee for the year ended December 31, 2019. The calculation of the total compensation for our CEO is included in the Summary Compensation Table set forth above.
Our pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll records. Because the SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General
The Audit Committee has appointed Grant Thornton as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2020. Shareholders are being asked to ratify the appointment of Grant Thornton at the Annual Meeting under Proposal No. 3. A representative of Grant Thornton is expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

Audit Fees
The following is a summary and description of fees for services provided by Grant Thornton for the years ended December 31, 2019 and 2018.
	2019	2018
Audit Fees(1)	$585,000	$634,500
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$585,000	$634,500
(1)
Audit fees consist of fees for the audit of our consolidated financial statements, reviews of interim financial statements, the audit of our internal control over financial reporting and consents for registration statements.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee’s policy is to pre-approve all audit, audit-related and non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee may also delegate pre-approval authority to one or more of its members. Such member(s) must report any decisions to the Audit Committee at the next scheduled meeting. All services rendered for us by Grant Thornton in 2019 were pre-approved by the Audit Committee.
Audit Committee Report
Under the rules established by the SEC, we are required to provide certain information about the Company’s independent registered public accounting firm and the Company’s financial statements for its most recently ended fiscal year. The Audit Committee of the Board is furnishing the following report in fulfillment of the SEC’s requirements.
As discussed under the heading “Corporate Governance—Committees of the Board—Audit Committee,” the responsibilities of the Audit Committee include recommending that the Company’s financial statements be included in its Annual Report on Form 10-K. The Audit Committee took a number of steps in making this recommendation for the fiscal year ended December 31, 2019. First, the Audit Committee reviewed and discussed with the Company’s management and Grant Thornton, the Company’s independent registered public accounting firm for 2019, the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2019. Second, the Audit Committee discussed with Grant Thornton the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board, or the “PCAOB,” including information regarding the scope and results of the audit. These discussions were intended to assist the Audit Committee in overseeing the Company’s financial reporting and disclosure process. Finally, the Audit Committee received the written disclosures and the letter from Grant Thornton required by the applicable requirements of the PCAOB regarding Grant Thornton’s communications with the Audit Committee concerning independence, and has also discussed with Grant Thornton its independence. Through its discussions with Grant Thornton and management, including discussions with Grant Thornton and management regarding the financial statements, discussions with Grant Thornton regarding the scope and results of the audit and Grant Thornton’s independence and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s 2019 Annual Report on Form 10-K for filing with the SEC.
Audit Committee
Darin G. Holderness (Chairman)
Jerry Schuyler
V. Frank Pottow
Tiffany Thom Cepak

MISCELLANEOUS
Shareholder Proposals and Nominations
Any shareholder who wishes to submit a proposal for consideration at our 2021 Annual Meeting of Shareholders, and who wishes to have such proposal included in our Proxy Statement, must comply with the provisions of Rule 14a-8 of the proxy rules of the SEC and must deliver such proposal in writing to our Corporate Secretary at our principal executive offices in Houston, Texas, not later than December 8, 2020.
Our Bylaws prescribe the procedures that a shareholder must follow to nominate directors for election at an annual meeting of shareholders or to bring other business before an annual meeting (other than proposals that have been submitted for inclusion in our Proxy Statement for such meeting, including under Rule 14a-8). The Chairman of the meeting may refuse to acknowledge the nomination of any person as a director or any other proposal by a shareholder not made in compliance with these procedures. The following summary of these procedures is qualified by reference to our Bylaws, a copy of which may be obtained, without charge, upon written request to Penn Virginia Corporation, Attention: Corporate Secretary, 16285 Park Ten Place, Suite 500, Houston, Texas 77084.
Our Bylaws require that to have a proposal voted upon at the 2021 Annual Meeting of Shareholders, including a proposal relating to nominations for the elections of directors, the proposing shareholder must have delivered in writing to the Secretary of the Company at our principal executive office the notice of such proposal no earlier than January 4, 2021 and no later than February 3, 2021; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the day on which notice of the date of the 2021 Annual Meeting is mailed or public announcement of the date of the 2021 Annual Meeting is made, whichever occurs first. Such notice for a proposal of business, other than nomination of directors, must include, in addition to any other information required by the Bylaws, the following information: (A) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (B) with respect to the shareholder giving the notice, (i) the name and address of such shareholder, (ii) the class or series and number of shares of capital stock owned beneficially and of record by such person, (iii) a description of all arrangements or understandings between such shareholder and any other person or entity in connection with the ownership of the capital stock of the Company and the proposal and any material interest of such shareholder in such proposal, (iv) whether such shareholder intends to deliver a form of proxy to other equityholders of the Company of at least the percentage of the Company’s voting shares required to approve the proposal, (v) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and that such shareholder intends to appear in person or by proxy at the meeting to introduce the business specified in the notice and (vi) all other information with respect to such shareholder that would be required to be provided in a Proxy Statement prepared in accordance with SEC Regulation 14A.
For purposes of director nominations, such notice must include, in addition to any other information required by the Bylaws, the following information: (A) with respect to the shareholder who intends to make the nomination, (i) the name and address of such shareholder, (ii) the class or series and number of shares of capital stock owned beneficially and of record by such person, (iii) a description of all arrangements or understandings between such shareholder and any other person or entity in connection with the ownership of the capital stock of the Company and any material interest of such shareholder in such nomination, (iv) whether such shareholder intends to deliver a form of proxy to other equityholders of the Company to elect such nominee or nominees, (v) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (vi) all other information that would be required to be provided in a Proxy Statement prepared in accordance with SEC Regulation 14A, (B) with respect to each proposed nominee, (i) the name, age, business address and residential address of such person, (ii) such person’s principal occupation, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such person and (iv) all other information that would be required to be provided in a Proxy Statement prepared in accordance with SEC Regulation 14A and (C) a written consent executed by each proposed nominee to the effect that, if elected as a member of the Board, such proposed nominee will serve for such election. Only candidates nominated by shareholders for election as a member of the Board in accordance with the Bylaws provisions will be eligible to be nominated for election as a member of the Board at our 2021 Annual Meeting of Shareholders, and any candidate not nominated in accordance with such provisions will not be considered or acted upon for election as a director at such meeting of shareholders.

Other Matters
We know of no matters which are to be presented for consideration at the Annual Meeting other than those specifically described in the Notice of Annual Meeting. If any other matters properly come before the Annual Meeting, however, it is the intention of the persons designated as proxies to vote on them in accordance with their best judgment.
Annual Report and Form 10-K
We are sending a copy of our 2019 Annual Report to shareholders with the proxy materials. The Annual Report contains a copy of our Annual Report on Form 10-K (without exhibits) as filed with the SEC.
We are permitted by SEC regulations to deliver a single Annual Report or Proxy Statement to any household at which two or more registered shareholders have the same last name and address, unless we have received instructions to the contrary from one or more of the shareholders. We will continue to include a separate proxy card for each registered shareholder account.
We will deliver promptly, upon written or oral request, a separate copy of our 2019 Annual Report or this Proxy Statement, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered. The shareholder should send a written request to Investor Relations, Penn Virginia Corporation, 16285 Park Ten Place, Suite 500, Houston, Texas 77084, or call us at (713) 772-6500, if the shareholder (i) wishes to receive a separate copy of our 2019 Annual Report or this Proxy Statement; (ii) would like to receive separate copies of those materials for future meetings; or (iii) is sharing an address and wishes to request delivery of a single copy of Annual Reports or Proxy Statements if the shareholder is now receiving multiple copies of Annual Reports or Proxy Statements.
Notice of Internet Availability of Proxy Materials
Important notice regarding the availability of proxy materials for the Shareholder Meeting to be held on May 4, 2020.
This Proxy Statement, the proxy card and our 2019 Annual Report, including Form 10-K, are available at http://www.pennvirginia.com/annualmeeting.
The Annual Meeting will be held virtually, conducted via live audio webcast. You will be able to attend the Annual Meeting online and submit questions and vote during the meeting by visiting www.virtualshareholdermeeting.com/PVAC2020.
By Order of the Board of Directors

/s/ Katherine Ryan
Katherine Ryan
Corporate Secretary
April 7, 2020

**VOTE BY INTERNET**
**Before The Meeting** - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 3, 2020 for shares held directly and by 11:59 P.M. ET on April 28, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

**During The Meeting** - Go to www.virtualshareholdermeeting.com/PVAC2020

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 3, 2020 for shares held directly and by 11:59 P.M. ET on April 28, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D05396-P35306

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PENN VIRGINIA CORPORATION

**The Board of Directors recommends you vote FOR the following:**

1. Election of Directors

| Nominees: | For | Against | Abstain |
|---|---|---|---|
| 1a. John A. Brooks | ☐ | ☐ | ☐ |
| 1b. Tiffany Thom Cepak | ☐ | ☐ | ☐ |
| 1c. Darin G. Holderness | ☐ | ☐ | ☐ |
| 1d. Brian Steck | ☐ | ☐ | ☐ |
| 1e. Jeffrey E. Wojahn | ☐ | ☐ | ☐ |

| The Board of Directors recommends you vote FOR proposals 2 and 3. | For | Against | Abstain |
|---|---|---|---|
| 2. To approve, on an advisory basis, the compensation paid to the Company's named executive officers. | ☐ | ☐ | ☐ |
| 3. To ratify the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for the fiscal year ended December 31, 2020. | ☐ | ☐ | ☐ |

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

The 2020 Notice and Proxy Statement and 2019 Annual Report on Form 10-K are available at http://www.pennvirginia.com/annualmeeting.

D05397-P35306

**PENN VIRGINIA CORPORATION**
**Annual Meeting of Shareholders**
**May 4, 2020 11:00 a.m CDT**
**This Proxy is Solicited on Behalf of the Board of Directors**

The undersigned hereby appoints John A. Brooks and Russell T Kelley, Jr. as Proxies, and each or either of them, with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side, all shares of Common Stock of Penn Virginia Corporation held of record by the undersigned on March 17, 2020, at the Annual Meeting of Shareholders to be held virtually at www.virtualshareholdermeeting.com/PVAC2020 at 11:00 a.m Central time on May 4, 2020, or at any adjournment or postponement thereof.

**A proxy that is properly completed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted "FOR" all nominees listed in proposal 1, "For" proposals 2 and 3 and in accordance with the discretion of the holders of the proxy with respect to any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the Annual Meeting of Stockholders by a reasonable time before the proxy solicitation was made and for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable to serve or for good cause will not serve).**

**Address Changes/Comments:** ____________________________________________

____________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

**Continued and to be signed on reverse side**